Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated December 23, 2005 (except for the 17th and 18th paragraphs of Note 8 as to which the date is November 4, 2006 and the 7th paragraph of Note 12 as to which the date is January 17, 2007) on the financial statements and schedule of Salary.com, Inc. as of and for the years ended March 31, 2005 and 2004 and to the references to our Firm under the captions “Experts” and “Selected Financial Data” included in or made a part of this Amendment No. 2 to the Registration Statement on Form S-1 and related Prospectus.

/s/    Vitale, Caturano & Company, LTD.

Boston, Massachusetts

January 17, 2007